Filed Pursuant to Rule 433

Registration No. 333-209541

CSX Corporation

PRICING TERM SHEET

February 15, 2018

$800,000,000 3.800% Notes due 2028 (the “2028 Notes”)

$850,000,000 4.300% Notes due 2048 (the “2048 Notes”)

$350,000,000 4.650% Notes due 2068 (the “2068 Notes”)

Issuer:	CSX Corporation

Ratings*:	Baa1 / BBB+

Security:	2028 Notes: 3.800% Notes due 2028 2048 Notes: 4.300% Notes due 2048 2068 Notes: 4.650% Notes due 2068

Size:	2028 Notes: $800,000,000 2048 Notes: $850,000,000 2068 Notes: $350,000,000

Maturity Dates:	2028 Notes: March 1, 2028 2048 Notes: March 1, 2048 2068 Notes: March 1, 2068

Coupon:	2028 Notes: 3.800% 2048 Notes: 4.300% 2068 Notes: 4.650%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2018

Price to Public:	2028 Notes: 99.933% 2048 Notes: 99.664% 2068 Notes: 99.613%

Benchmark Treasury:	2028 Notes: 2.750% due February 15, 2028 2048 Notes: 2.750% due November 15, 2047 2068 Notes: 2.750% due November 15, 2047

Benchmark Treasury Yield:	2028 Notes: 2.908% 2048 Notes: 3.170% 2068 Notes: 3.170%

Spread to Benchmark Treasury:	2028 Notes: + 90 bps 2048 Notes: + 115 bps 2068 Notes: + 150 bps

Yield:	2028 Notes: 3.808% 2048 Notes: 4.320% 2068 Notes: 4.670%

Make-Whole Call:	2028 Notes: T + 15 bps 2048 Notes: T + 20 bps 2068 Notes: T + 25 bps

Par Call:	2028 Notes: Within three months prior to the maturity date 2048 Notes: Within six months prior to the maturity date 2068 Notes: Within six months prior to the maturity date

Expected Settlement Date:	February 20, 2018 (T+2)

CUSIP / ISIN:	2028 Notes: 126408HJ5 / US126408HJ52 2048 Notes: 126408HK2 / US126408HK26 2068 Notes: 126408HL0 / US126408HL09

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC UBS Securities LLC

Passive Book Runner:	Credit Suisse Securities (USA) LLC

Senior Co-Manager:	Mizuho Securities USA LLC

Co-Managers:	MUFG Securities Americas Inc. PNC Capital Markets LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or UBS Securities LLC toll free at 1-888-827-7275.

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